ITEM 77M: Mergers

Morgan Stanley Focus Growth Fund

	On September 27, 2012, a Special Meeting of
Shareholders of Morgan Stanley Institutional Fund,
Inc. - Focus Growth Portfolio ("MSIF Focus Growth") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between MSIF Focus Growth and Morgan Stanley Focus
Growth Fund ("Focus Growth"), pursuant to which substantially all of the assets and liabilities of MSIF
Focus Growth would be transferred to Focus Growth and shareholders of MSIF Focus Growth would become shareholders of Focus Growth receiving shares of Focus
Growth with a value equal to the value of their holdings in MSIF Focus Growth. The Board of Directors unanimously approved the Reorganization Agreement, and on September 27, 2012 the Reorganization
Agreement was approved by the shareholders of MSIF
Focus Growth.

	On October 29, 2012, the Reorganization
Agreement between MSIF Focus Growth and Focus Growth was completed according to the terms set forth above and in the Reorganization Agreement.